Exhibit 99.1
CENTURI HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN
1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Shares through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase Shares under the Non-423 Component will be granted pursuant to rules, procedures, or sub-plans adopted by the Administrator designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2.    Definitions. Capitalized terms used but not defined in this Section 2 or elsewhere in the Plan have the meanings assigned to them in the Centuri Holdings, Inc. Omnibus Incentive Plan or any successor plan thereto, in each case, as amended from time to time.
(a)    “423 Component” is defined in Section 1.
(b)    “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14(a).
(c)    “Affiliate” of the Company means any corporation, partnership or other business association that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
(d)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(e)    “Board” means the Board of Directors of the Company.

(f)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(g)    “Committee” means a committee of the Board appointed in accordance with Section 14(a).
(h)    “Company” means Centuri Holdings, Inc., a Delaware corporation, or any successor thereto.
(i)    “Compensation” means a Participant’s regular base salary or base wages, calculated before deduction of (i) any income or employment tax or other withholdings or (ii) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
(j)    “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
(k)    “Designated Company” means any Subsidiary or Affiliate of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies; provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.
(l)    “Director” means a member of the Board.
(m)    “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least 20 hours per week and more than five months in any calendar year, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator for purposes of any separate Offering or the Non-423 Component. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if the Participant: (i) has not completed at least two years of service since the Participant’s last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of

Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering. Each exclusion will be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).
(n)    “Employer” means the employer of the applicable Eligible Employee(s), which Employer may be the Company or a Designated Company.
(o)    “Enrollment Date” means the first Trading Day of an Offering Period.
(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(q)    “Exercise Date” means the last Trading Day of an Offering Period.
(r)    “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(s)    “Non-423 Component” is defined in Section 1.
(t)    “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
(u)    “Offering Periods” means the periods of approximately six months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after March 16 and September 16 of each year and terminating on the last Trading Day on or before September 15 and March 15, approximately six months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 20 and 30.
(v)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(w)    “Participant” means an Eligible Employee who participates in the Plan.
(x)    “Plan” means this Centuri Holdings, Inc. Employee Stock Purchase Plan.

(y)    “Purchase Price” means an amount equal to 85% of the Fair Market Value on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 21.
(z)    “Section 409A” is defined in Section 24.
(aa)    “Share” means a share of the common stock of the Company.
(bb)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(cc)    “Trading Day” means a day on which the national stock exchange upon which the Shares are listed is open for trading.
(dd)    “Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation will include such Treasury Regulation, the section of the Code under which such regulation was promulgated, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.
3.    Eligibility.
(a)    General. Any individual who is an Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.
(b)    Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator determines that participation of such Eligible Employees is not advisable or practicable.
(c)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that the Participant’s rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code.
4.    Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after March 16 and September 16 each year, or on such other dates as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than 27 months.
5.    Participation. An Eligible Employee may participate in the Plan by (i) submitting to the Company’s designee a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case on or before a date determined by the Administrator prior to the applicable Enrollment Date.
6.    Contributions.
(a)    At the time a Participant enrolls in the Plan pursuant to Section 5, the Participant will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation that the Participant receives on the pay day; provided that the aggregate amount of Participant’s Contributions made during the Offering Period may not exceed $10,000. The Administrator, in its sole discretion, may permit all Participants in an Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10.
(b)    If Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization applies, unless sooner terminated by the Participant as provided in Section 10.
(c)    All Contributions made for a Participant will be credited to the Participant’s account under the Plan and Contributions will be made in whole percentages of the Participant’s Compensation only. A Participant may not make any additional payments into such account.
(d)    A Participant may discontinue the Participant’s participation in the Plan as provided under Section 10. Unless otherwise determined by the Administrator, during an Offering Period, a Participant may not increase or decrease the rate of the Participant’s Contributions. The Administrator may, in its sole discretion, amend the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period and may establish other conditions or limitations as it deems appropriate for Plan administration.
(e)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased to 0% at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(d), Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to begin in the following calendar year, unless terminated by the Participant as provided in Section 10.
(f)    Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code; or (iii) the Participants are participating in the Non-423 Component.
(g)    At the time the option is exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Shares by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Shares or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
7.    Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of

Shares determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during any Offering Period more than 500 Shares (subject to any adjustment pursuant to Section 20); provided further that such purchase will be subject to the limitations set forth in Sections 3(d) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.
8.    Exercise of Option.
(a)    Unless a Participant withdraws from the Plan as provided in Section 10, the Participant’s option for the purchase of Shares will be exercised automatically on each Exercise Date, and the maximum number of full Shares subject to the option will be purchased for the Participant at the applicable Purchase Price with the accumulated Contributions from the Participant’s account. No fractional Shares will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full Share will be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by the Participant.
(b)    If the Administrator determines that, on an Exercise Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Shares on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Shares on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 21. The Company may make a pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of Shares occurs, the Company will arrange the delivery to each Participant of the Shares purchased upon exercise of the Participant’s option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that Shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that Shares be retained with such broker or agent for a designated period and/or may establish other procedures to permit tracking of disqualifying dispositions of Shares. No Participant will have any voting, dividend, or other stockholder rights with respect to Shares subject to any option granted under the Plan until such Shares have been purchased and delivered to the Participant as provided in this Section 9.
10.    Withdrawal.
(a)    A Participant may withdraw all, but not less than all, of the Contributions credited to the Participant’s account and not yet used to exercise the Participant’s option under the Plan at any time that is at least 30 days prior to the end of an Offering Period (or such other date determined by the Administrator) by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Administrator; provided that a Participant may not withdraw during any blackout period applicable to the Participant. All of the Participant’s Contributions credited to the Participant’s account will be paid to the Participant as soon as administratively feasible after receipt of notice of withdrawal and the Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares will be made for such Offering Period.
(b)    A Participant’s withdrawal from an Offering Period will not have any effect on the Participant’s eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws, except that the Participant will not be permitted to participate in the immediately subsequent Offering Period unless otherwise determined by the Administrator. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of any succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
11.    Termination of Employment. Unless otherwise provided by the Administrator, upon a Participant’s ceasing to be an Eligible Employee for any reason, the Participant will be deemed to have elected to withdraw from the Plan and the Contributions credited to the Participant’s account during the Offering Period but not yet used to purchase Shares under the Plan will be returned to the Participant or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 16, and the Participant’s option will be automatically terminated. Unless otherwise provided by the Administrator, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code, unless otherwise provided by the Administrator.
12.    Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
13.    Stock.
(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 20, the maximum number of Shares that will be made available for sale under the Plan will be 4,033,781 Shares.
(b)    Until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Shares.
(c)    Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and the Participant’s spouse.
14.    Administration.
(a)    The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates of the Company as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of the Plan, with the exception of Section 13(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan will govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component.

(b)    Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator is also authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15.    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as officers or employees, members of the Board and any officers or employees to whom authority to act for the Board, the Committee or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by Applicable Laws on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such individual is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such individual shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
16.    Designation of Beneficiary.
(a)    If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any Shares and cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to the Participant of such Shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of the Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)    Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of the Participant’s death, the Company will deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c)    All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b), the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
17.    Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution or as provided in Section 16). Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.
18.    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party.
19.    Reports. An individual account will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which will set forth the amounts of Contributions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
20.    Adjustments, Dissolution, Liquidation, Merger, or Change in Control.
(a)    Adjustments. If the Company subdivides its outstanding shares into a greater number of shares (by share dividend, share split, reclassification, alteration of capital, capitalization of profits or otherwise) or combines its outstanding Shares into a smaller number of Shares (by consolidation, reclassification, amalgamation or otherwise) or if the Administrator determines that there is any variation in the share capital of the Company or that there is any share dividend, extraordinary cash dividend, alteration of capital, capitalization of profits, bonus issue, reclassification, recapitalization, reorganization, amalgamation, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase any class of shares or other similar corporate event) affects any class of shares, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of shares that may be delivered under the Plan, the Purchase Price per share and the number of shares covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.
(c)    Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. If the successor corporation or a Parent or Subsidiary of the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.
21.    Amendment or Termination.
(a)    The Board or the Administrator, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Board or the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of Shares on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 20). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase Shares will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12) as soon as administratively practicable.
(b)    Without stockholder consent and without limiting Section 21(a), the Administrator will be entitled to change the Offering Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c)    If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequences, including, but not limited to:
(i)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii)    altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price;
(iii)    shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;
(iv)    reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v)    reducing the maximum number of Shares a Participant may purchase during any Offering Period.
Such modifications or amendments will not require stockholder approval or the consent of any Participants. Notwithstanding the foregoing, no such modification or amendment shall be permitted if, under Section 424(h)(3) of the Code, they would be deemed a modification, extension or renewal of options granted under the Plan.
22.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23.    Conditions Upon Issuance of Shares.
(a)    Shares will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)    As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of counsel for the Company, such a representation is required by Applicable Laws.
24.    Section 409A. The 423 Component of the Plan is exempt from the application of Section 409A of the Code (“Section 409A”) and any ambiguities herein will be interpreted to be so exempt from Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action that the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from, or to allow any such options to comply with, Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if an option to purchase Shares under the Plan that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Shares under the Plan is exempt from, or complies with, Section 409A.
25.    Term of Plan. The Plan is effective upon its adoption by the Board, subject to stockholder approval of the Plan pursuant to Section 26. It will continue in effect for a term of 10 years, unless sooner terminated under Section 21.
26.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date on which the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
27.    Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary, in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

28.    Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state, to the extent not preempted by federal law.
29.    Jurisdiction; Choice of Forum. Any suit, action or proceeding relating to or arising out of this Plan, or any judgment entered by any court of competent jurisdiction in respect thereof (a “Proceeding”), shall be brought only in the federal or state courts located in Phoenix, Arizona. The Company and each Participant shall irrevocably and unconditionally (a) consent and submit to the exclusive jurisdiction of the courts of the State of Arizona, the United States District Court for the District of Arizona, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Arizona court or, to the extent permitted by law, in such federal court, (b) waive any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction for any such Proceeding in any such court or that such Proceeding was brought in an inconvenient forum and agree not to plead or claim the same, and (c) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel.
30.    No Right to Employment. Participation in the Plan by a Participant will not be construed as giving the Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate of the Company, as applicable. Further, the Company or a Subsidiary or Affiliate of the Company may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan, unless otherwise required pursuant to Applicable Laws.
31.    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
32.    Compliance with Applicable Laws. The terms of the Plan are intended to comply with all Applicable Laws and will be construed accordingly.

SCHEDULE “A”
CANADIAN ANNEX TO THE CENTURI HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN
1.    Purpose. The purpose of this Schedule “A” (the “Canada Annex”) is to establish certain rules and limitations applicable to Participants who are Canadian Participants (as defined herein) and modifies certain provisions and definitions of the Plan with respect to such Participants. Terms defined in the Plan and used herein shall have the meanings set forth in the Plan document, as amended from time to time, unless modified in this Canada Annex.
2.    Definitions. As used in this Canada Annex to the Plan, and, unless otherwise specified, the following terms have the following meanings:
(a)    “Canadian Participant” means a Participant who is a resident of Canada for purposes of the Tax Act or who is granted an Award in respect of, or by virtue of, employment services rendered in Canada.
(b)    “Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, each as amended from time to time.
3.    General.
(a)    In the event of any contradiction, whether explicit or implied, between the provisions of this Canada Annex and the remainder of the Plan, the provisions of this Canada Annex shall prevail with respect to an option granted to a Canadian Participant.
(b)     Provided statutory conditions are met, options granted to Canadian Participants are not intended constitute a “salary deferral arrangement” as defined in subsection 248(1) of the Tax Act by reason of the exemption in paragraph 6801(d) of the regulations to the Tax Act.
4.    Eligibility.
(a)    Notwithstanding the definition “Eligible Employee”, Canadian Participants shall be considered to be providing services during any statutory notice period prescribed by applicable employment standards legislation.
(b)    Canadian Participants, who are otherwise Eligible Employees, may be excluded from participation in the Plan or an Offering if the Administrator determines that participation of such Eligible Employees is not advisable or practicable.
5.    Purchase Price. Notwithstanding anything to the contrary in the Plan, with respect to Canadian Participants, the “Purchase Price” applicable to any Offering Period or purchase shall be the Purchase Price determined in accordance with the definition set forth in the Plan; provided, however, that the Board or the Administrator may, in its sole discretion, determine that the Purchase Price applicable to any Offering Period or purchase by Canadian Participants shall instead be equal to the Fair Market Value of a Share on the applicable Enrollment Date.
6.    No Right to Employment. Notwithstanding any provision of the Plan to the contrary, participation in the Plan by a Canadian Participant will not be construed as giving the Canadian Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate of the Company, as applicable. Further, the Company or a Subsidiary or Affiliate of the Company may dismiss a Canadian Participant from employment, free from any liability or any claim under the Plan, unless otherwise required pursuant to Applicable Laws provided, however, that nothing in the Plan is intended to limit or waive any minimum rights or entitlements to notice of termination, termination pay, severance pay or other protections to which such Canadian Participant may be entitled under applicable Canadian employment standards legislation.
7.    Termination. In respect of Canadian Participants, and solely to the extent required by Section 7 of the Tax Act, any termination of the Plan by the Board or the Administrator pursuant to Section 21(a) of the Plan shall permit Offering Periods to expire in accordance with their terms; provided, however, that nothing herein shall limit the Board or the Administrator’s authority to amend or terminate the Plan on a prospective basis with respect to future Offering Periods.